Delaware

The First State

I,   HARRIET SMITH WINDSOR,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED  IS A  TRUE AND  CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF   "SMARTE SOLUTIONS, INC. ",   CHANGING ITS NAME FROM  "SMARTE SOLUTIONS,   INC. "   TO "VINCERA,   INC. ",   FILED  IN THIS  OFFICE ON THE  THIRTY-FIRST DAY OF AUGUST,   A.D.   2004,   AT  6:59 O'CLOCK P.M.

A  FILED  COPY OF THIS  CERTIFICATE HAS  BEEN FORWARDED  TO  THE KENT COUNTY RECORDER OF DEEDS.

SECOND CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SMARTE SOLUTIONS, INC.

Dated August 31, 2004

Smarte Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")  DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Smarte Solutions, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is December 6, 2000. Certificates of Amendment of the Certificate of Incorporation were filed on October 29, 2001 and October 3, 2002. An Amended and Restated Certificate of Incorporation of the Corporation was subsequently filed on January 30, 2003. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation was filed on April 11, 2003.

THIRD: That at a meeting of the Corporation's Board of Directors, the Board of Directors of the Corporation adopted a resolution setting forth a proposed Second Amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation:

"Resolved, that Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is Vincera, Inc.

"Further Resolved, that the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

ARTICLE IV.

Classes of Stock. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that this Corporation is authorized to issue is 100,000,000 shares. 70,000,000 shares shall be Common Stock, par value $0.001 per share, and 30,000,000 shares shall be Preferred Stock, par value of $0.001 per share. The Preferred Stock (as defined herein) shall be divided into series. The only series shall consist of 15,000,000 shares which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock")

FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Corporation has caused this Second Certificate Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Authorized Officer as of the date first above written.

By: /s/ BALA VISHWANATH

State of Delaware

Authorized Officer

Secretary of State

Division of Corporations

Delivered 06:59 PM 08/31/2004

FILED 06:59 PM 8/31/2004

SKV 040635985 - 3325919 FILE

3325919  8100                                                                                         Harriet Smith Windsor, Secretary of State    040635985                                                                                                             AUTHENTICATION: 2363312